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                                                                  EXHIBIT 11
                               CATERPILLAR INC.
                     AND CONSOLIDATED SUBSIDIARY COMPANIES

                      COMPUTATIONS OF EARNINGS PER SHARE

                       FOR THE YEARS ENDED DECEMBER 31,

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
                                                                                   1994         1993         1992
                                                                                   ____         ____         ____
  I.    Net profit (loss) for year (millions of dollars):.....................   $  955       $  652      $(2,435)
                                                                                 ======       ======      =======

 II.    Determination of shares (millions):
        Weighted average number of common shares outstanding..................    203.0        202.7        201.9
        Shares issuable on exercise of stock options, net of shares assumed
          to be purchased out of proceeds at average market price.............      2.1          2.2           .2
                                                                                 ------       ------      -------
        Average common shares outstanding for fully diluted computation.......    205.1        204.9        202.1
                                                                                 ======       ======      =======

III.    Profit (loss) per share of common stock:
        Assuming no dilution..................................................   $ 4.70       $ 3.21      $(12.06)
        Assuming full dilution................................................   $ 4.65       $ 3.18      $(12.05)
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